Exhibit (a)(2)

BRAGG CAPITAL TRUST

Amendment to the Declaration of Trust

RESOLVED, that, pursuant to Article X, Section 8 of the Declaration of Trust (the “Declaration”) of Bragg Capital Trust (the “Trust”) dated May 10, 2002, Article X, Section 5 of the Declaration be, and such section hereby is, amended hereby by deleting such section its entirety and substituting in its place the following new Section 5:

Reorganization. Notwithstanding anything else herein, to the extent permissible under or not prohibited by the 1940 Act or applicable laws of the State of Delaware, the Trustees may, without Shareholder approval: (a) cause the Trust or any series or class thereof to merge, consolidate or sell, lease or exchange all or substantially all of the property or assets of the Trust or any series or class, including its good will, with or into or to, or purchase all or substantially all of the property or assets from, one or more entities, upon such terms and conditions and for such consideration as the Trustees may determine in their sole discretion, if the surviving or resulting entity is either the Trust or one its series or classes or another open-end management investment company under the 1940 Act, or a series thereof, that will succeed to or assume the Trust's registration under the 1940 Act; or (b) cause the Trust to incorporate under the laws of Delaware. Such transactions may be effected through share-for-share exchanges, transfers or sale of assets, shareholder in-kind redemptions and purchases, exchange offers, or any other method approved by the Trustees. Any agreement of merger or consolidation, certificate of merger or plan of reorganization may be signed by a majority of Trustees, and facsimile signatures conveyed by electronic or telecommunication means shall be valid.

Pursuant to and in accordance with the provisions of Section 3815(f) of the Delaware Act, an agreement of merger or consolidation approved by the Trustees in accordance with this Section 5 may effect any amendment to the Trust Instrument or effect the adoption of a new trust instrument of the Trust if it is the surviving or resulting trust in the merger or consolidation.

; and it is

FURTHER RESOLVED, that the officers of the Trust are authorized to execute, deliver and file any documents, including an amendment to the Trust’s Declaration of Trust, and to take any other actions they deem necessary and appropriate to effectuate the foregoing resolution.

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IN WITNESS WHEREOF, the undersigned have executed this instrument this 21st day of September, 2020.

/s/ Steve Scruggs	/s/ Benton Bragg
Steve Scruggs	Benton Bragg

/s/ Philip Blount	/s/ Christopher Brady
Philip Blount	Christopher Brady

/s/ Harold Smith	/s/ Timothy Ignasher
Harold Smith	Timothy Ignasher